EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2005, with respect to the consolidated financial statements and the consolidated financial statement schedule which appears in the IPIX Corporation Annual Report on Form 10-K for the year ended December 31, 2004, and our report dated April 27, 2005, with respect to IPIX Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IPIX Corporation, which appears in the IPIX Corporation Annual Report on Form 10-K/A for the year ended December 31, 2004.

/s/ ARMANINO McKENNA LLP

San Ramon, California
July 22, 2005